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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                 MEDIRISK, INC.


                                   ARTICLE I

                                      NAME

     The name of the corporation is MEDIRISK, INC. (the "Corporation").

                                   ARTICLE II

                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle. The name of its registered agent at that address in The Corporation Trust Company.

                                  ARTICLE III

                               PURPOSE AND POWERS

     The purpose of the corporation is to engage in and transact any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law. It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

                                   ARTICLE IV

                                 CAPITAL STOCK

     SECTION 4.1. TOTAL NUMBER OF SHARES OF STOCK. The total number of shares of all classes of stock which the corporation shall have authority to issue is TWENTY FOUR MILLION FOUR HUNDRED THOUSAND (24,400,000), divided into classes as follows:

     THREE MILLION (3,000,000) shares shall be Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Shares"),

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     FOUR HUNDRED THOUSAND (400,000) shall be Series B Convertible Preferred
Stock, $.001 par value per share (the "Series B Preferred Shares"),

     ONE MILLION (1,000,000) shares shall be preferred stock, $.001 par value per share (the "Preferred Stock); and

     TWENTY MILLION (20,000,000) shares shall be Common Stock, $.001 par value per share ("Common Shares").

     SECTION 4.2. SERIES A PREFERRED SHARES. The following are statements of the relative powers, preferences, rights and the qualifications, limitations or restrictions of the Series A Preferred Shares.

     SECTION 4.2.1. Definitions.

     For purposes of this Section 4.2, the following definitions shall apply:

           (a) "Board" shall mean the Board of Directors of the Company.

           (b) "Company" shall mean Medirisk, Inc., a Delaware corporation.

           (c) "Original Issue Date" for the Series A Preferred Shares shall mean the date on which the first share of Series A Convertible Preferred Stock was originally issued by the Company's predecessor, Medirisk, Inc., a Florida corporation.

           (d) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned directly or indirectly by the Company or by one or more subsidiaries.

     SECTION 4.2.2. DIVIDENDS.

     (a) The holders of record of the then outstanding Series A Preferred Shares shall be entitled to receive when, as and if declared by the Board, but in any event not prior to the third anniversary of the Original Issue Date, out of the funds legally available therefor, cumulative dividends at the annual rate of 8% per share. Such dividends shall accrue on each Series A Preferred Share from and after the third anniversary of the Original Issue Date, shall accrue from day to day, whether or not earned or declared, and shall be payable in cash. Such dividends will in no event be declared or paid by the Company prior to the payment in full of those certain Senior Subordinated Promissory Notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated January 8, 1996, by and between the Company and HealthPlan Services Corporation (the "Securities Purchase Agreement").

     (b) Subject to the provisions of this Section 4.2, the provisions of the Securities Purchase Agreement and the provisions of a Shareholders Agreement among

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the Company and certain shareholders of the Company, as the same may be amended from time to time, the Company may, in the Board's discretion, declare and pay dividends or distributions, or make provision for the payment thereof, on any equity security of the Company, but only if all accrued dividends and distributions on the Series A Preferred Shares and the Series B Preferred
Shares shall have been paid and made in full prior to the date of any such declaration, payment, provision or distribution.

     (c) Notwithstanding anything in the foregoing to the contrary, no dividends shall be declared, paid or distributed, or provision therefor made, on any Common Shares, unless simultaneously therewith there also shall be declared, paid or distributed, or provision therefor made, as the case may be, a dividend or distribution pro rata on each then outstanding Series A Preferred Share to each holder thereof. For purposes of the foregoing, the number of Series A Preferred Shares deemed to be outstanding with respect to each such holder shall be equal to the maximum number of Common Shares into which such holder's Series A Preferred Shares would then be convertible upon exercise of the Conversion Rights described in Section 4.2.5.

     SECTION 4.2.3. LIQUIDATION RIGHTS.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Company, each holder of Series A Preferred Shares then outstanding shall be entitled to be paid out of the net assets of the Company available for distribution to its shareholders prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of the Common Shares, an amount equal to the sum of the following: (i) $1.95 per Series A Preferred Share held by such holder, (ii) an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Series A Preferred Share with respect to such liquidation, dissolution or winding up, and (iii) the fair market value, reasonably determined in good faith by the Board, of the evidences of indebtedness, assets and securities referred to in
Section 4.2.5(f) which such holders would have been entitled to receive upon conversion of their Series A Preferred Shares (clauses (i) through (iii), collectively the "Series A Liquidation Preference"); if upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Shares and the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full aggregate amount of the Series A Liquidation Preference plus the Series B Liquidation Preference (as defined below), then all of the net assets of the Company available for distribution to its shareholders shall be distributed ratably among the holders of the Series A Preferred Shares and the Series B Preferred Shares in proportion to the then applicable Series A Liquidation Preference with respect to each Series A Preferred Share and the then applicable Series B Liquidation Preference with respect to each Series B Preferred Share.

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     (b) Upon the completion of the distribution required by Section 4.2.3(a)
above, if assets of the Company remain to be distributed, each holder of Series A Preferred Shares shall be entitled to be paid out of the remaining assets of the Company, as and when distributed, pro rata with the holders of Common Shares on each Series A Preferred Share deemed to be outstanding. For purposes of the foregoing, the number of Series A Preferred Shares deemed to be outstanding with respect to each such holder shall be equal to the maximum number of Common Shares into which such holder's Series A Preferred Shares would then be convertible upon exercise of the Conversion Rights described in
Section 4.2.5.

     (c) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment shall be made, an estimate of the net value that would be received by each such holder if all such holders converted all of their Series A Preferred Shares immediately prior to such liquidation, dissolution or winding up of the Company, and containing a statement of or reference to applicable conversion rights, shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment day stated therein, to each holder of record of the Series A Preferred Shares at such holder's address as shown in the records of the Company.

     (d) Whenever the distribution provided for in this Section 4.2.3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

     SECTION 4.2.4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Shares shall be entitled to vote on all matters upon which holders of Common Shares have the right to vote and, with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company, and shall be entitled to a number of votes equal to the number of Common Shares into which such Series A Preferred Shares could then be converted, upon conversion pursuant to the Conversion Rights described in Section 4.2.5, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Series A Preferred Shares and Common Shares shall vote together as a single class and not as separate classes.

     SECTION 4.2.5. CONVERSION. The holders of the Series A Preferred Shares shall have the following conversion rights (the "Conversion Rights"):

     (a) Right to Convert. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Company or any transfer agent for the Series A Preferred Shares or Common Shares, into fully paid and nonassessable Common Shares, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as

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provided herein, and prior to the closing date for any underwritten public offering of Common Shares conducted on a firm commitment basis and registered under the Securities Act of 1933, as amended, the gross proceeds of which to the Company and/or selling shareholders (if any) are at least $10 million (a "Public Offering") (but the right to convert shall not expire upon such occurrence unless an automatic conversion shall have occurred as set forth in
Section 4.2.5(c) below).

     (b) Conversion Price. Each Series A Preferred Share shall be convertible into the number of Common Shares that results from dividing $1.95 by the conversion price per share (the "Conversion Price") in effect at the time of conversion of such Series A Preferred Share. The Conversion Price for each Series A Preferred Share at the Original Issue Date shall be $1.95 and shall be subject to adjustment from time to time as provided herein.

     (c) Automatic Conversion. Each Series A Preferred Share which remains outstanding on the closing date for a Public Offering (the "Registration Date") shall automatically and without any action on the part of the holder thereof or the Company, except as provided in clause (i) below, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right to convert on the date next preceding the Registration Date; provided, that (i) each holder of Series A Preferred Shares shall have received written notice of the proposed Public Offering at least 30 days prior to the date the registration statement relating to that Public Offering becomes effective, (ii) such conversion shall be effective at the close of business on the Registration Date, and (iii) the Company shall have no obligation to issue and deliver to any such holder of Series A Preferred Shares on such date a certificate for the number of Common Shares to which such holder shall be entitled until such time as such holder has surrendered his certificate or certificates for his Series A Preferred Shares, duly endorsed, at the office of the Company or any transfer agent for the Common Shares, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to Series A Preferred Shares outstanding on the Registration Date shall terminate on such Registration Date, except only the right of the holders of such shares to receive Common Shares upon surrender of their certificates for the Series A Preferred Shares and their rights with respect to unpaid dividends described in
Section 4.2.5(d).

     (d) Mechanics of Conversion; Unpaid Dividends. Before any holder of Series A Preferred Shares shall be entitled to convert the same into Common Shares, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Shares or Common Shares, or (ii) deliver an affidavit in favor of the Company stating that such certificates have been lost, stolen or destroyed and containing an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, and shall give written notice by mail, postage prepaid, to the Company at such office that such holder elects to convert the same and shall state therein the number of Series A

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Preferred Shares being converted and the name or names in which the certificate or certificates for Common Shares to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares. All dividends accrued and unpaid prior to surrender of Series A Preferred Shares surrendered for conversion shall constitute a debt of the Company payable to the converting shareholder in cash upon surrender of the Series A Preferred Shares for conversion, and no dividend or other distribution shall be paid on, declared or set apart for any Common Shares until such debt is fully paid or sufficient funds set apart for the payment thereof.

     (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision or combination of any outstanding Common Shares, the Conversion Price then in effect immediately before that subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of Common Shares issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of Common Shares issued and outstanding immediately after such subdivision or combination. The number of Common Shares outstanding at any time shall, for the purposes of this
Section 4.2.5(e), include the number of Common Shares into which any convertible securities of the Company may be converted, or for which any warrant, option or rights of the Company may be exchanged. Any adjustment under this Section 4.2.5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash), or (iii) securities of the Company other than Common Shares, then and in each such event provision shall be made so that the holders of Series A Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of Common Shares into which their Series A Preferred Shares could then have been converted.

     (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Shares issuable upon the conversion of the Series A Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.2.5), then and in

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each such event the holder of each Series A Preferred Share shall have the right thereafter to convert each such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of Common Shares into which such Series A Preferred Shares could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (h) Reorganization, Mergers, Consolidations or Sales of Assets or Capital Stock. If at any time or from time to time there shall be (i) a capital reorganization of the Common Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.2.5) or (ii) a merger, consolidation or statutory share exchange of the Company with or into another corporation in which consolidation, merger or statutory share exchange persons owning capital stock of the Company immediately prior to the consolidation, merger or share exchange own less than a majority of the voting stock of the resulting, surviving or exchanging corporation, or (iii) the sale of all or substantially all the Company's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, share exchange, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive, upon conversion of the Series A Preferred Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, share exchange or sale, to which a holder of the maximum number of Common Shares into which such Series A Preferred Shares would then be converted would have been entitled on such capital, reorganization, merger, share exchange, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section
4.2.5 with respect to the rights of the holders of the Series A Preferred Shares after the reorganization, merger, share exchange, consolidation or sale to the end that the provisions of this Section 4.2.5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

      (i) Sale of Shares Below Conversion Price.

           (i) If, at any time or from time to time after the Original Issue Date, the Company shall issue or sell Additional Common Shares (as hereinafter defined), other than as a dividend and other than upon a subdivision or combination of Common Shares as provided in Section 4.2.5(e), for a consideration per share less than the then existing Conversion Price for the Series A Preferred Shares (or, if an adjusted Conversion Price shall be in effect by reason of one or more previous adjustments, then less than such adjusted Conversion Price), then in each case the then Conversion Price for the Series A Preferred Shares shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such consideration per share.

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           (ii) For the purpose of making any adjustment in the Conversion
      Price or number of Common Shares deliverable on conversion of Series A Preferred Shares as provided above, the consideration received by the Company for any issue or sale of securities shall,

           (A) to the extent it consists of cash, be computed at the net amount of cash receivable by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale,

           (B) to the extent it consists of services or property other than cash, be computed at the fair market value of such services or property as reasonably determined in good faith by the Board; and

           (C) if Additional Common Shares, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Common Shares or Convertible Securities are issued or sold together with other shares or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Common Shares, Convertible Securities or rights or options.

           (iii) For the purpose of the adjustment provided in subsection (i) of this Section 4.2.5(i), if at any time or from time to time after the Original Issue Date the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Common Shares (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined in this subsection (iii) of this Section 4.2.5(i)) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for the Series A Preferred Shares, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Common Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of this subsection (iii) of this Section 4.2.5(i), "Effective Price" shall mean the quotient determined by dividing the total of all such minimum amounts of consideration by such maximum number of Additional Common Shares. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options, or Convertible Securities shall be made as a result of the actual issuance of Additional Common Shares on the exercise of any such rights or options or the conversion of any such Convertible

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      Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Common Shares so issued were the Additional Common Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Common Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

           (iv) For the purpose of the adjustment provided for in subsection
      (i) of this Section 4.2.5(i), if at any time or from time to time after the Original Issue Date the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price (as hereinafter defined in this subsection (iv) of this Section 4.2.5(i)) thereof is less than the then current Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Common Shares issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Common Shares an amount equal to the amount of consideration, if any, payable to the Company upon the conversion of such Convertible Securities plus the consideration, if any, received by the Company upon the issuance of such Convertible Securities. For purposes of the foregoing "Effective Price" for purposes of this subsection (iv) of Section 4.2.5(i) shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Common Shares. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Common Shares upon the conversion of such Convertible Securities.

           The provisions of subsection (iii) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subsection (iv).

     (j) Definition. The term "Additional Common Shares" as used herein shall mean all Common Shares issued or deemed issued by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than (i) Common Shares issued upon conversion of the Series A Preferred Stock, (ii) Common

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Shares issued upon conversion of the Series B Preferred Stock, (iii) any Common
Shares, Convertible Securities, options or rights (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary (if so issued solely because of any such person's status as an officer, director, employee, consultant or other person performing services for the Company or any Subsidiary and not as part of any offering of the Company's securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by a majority of the members of the Board of Directors who are not employees of the Company or any subsidiary of the Company, (iv) as to each holder of Series A Preferred Shares, Common Shares which are purchased by such holder, (v) up to 300,000 Common Shares (as adjusted for all stock dividends, stock splits and combinations) issued upon the exercise of stock purchase warrants originally granted in connection with sales or issuances of Series A Preferred Shares or debt or other securities which are convertible into Series A Preferred Shares,
(v) any Common Shares issued upon the exercise of up to 605,314 stock purchase warrants granted in connection with sales or issuances of Senior Subordinated Promissory Notes by the Company to HealthPlan Services Corporation or any assignee or successor of HealthPlan Services Corporation, (vi) any Common
Shares (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to sellers of businesses acquired by the Company as full or partial consideration of such acquisition, or (vii) Common Shares issued or issuable with respect to the securities referred to in (i), (ii), (iii), (iv),
(v) or (vi) by way of stock split or stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     (k) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of Common Shares or other securities issuable upon conversion of the Series A Preferred Shares, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accounts then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Preferred Shares at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the consideration received or to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for each series of the Series A Preferred Shares, and (iii) the number of Common Shares and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Shares.

     (l) Notices of Record Date. In the event of (i) any taking by the company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or

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consolidation of the Company, or any transfer of all or substantially all of the assets or capital stock of the company to any other corporation, entity or person, or any voluntary of involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of Series A Preferred Shares at least 30 days prior to the record date specified therein, a notice specifying (A) the date of on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Shares (or other securities) shall be entitled to exchange their shares of Common Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     (m) Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series A Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Common Share on the date of conversion, as reasonably determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

     (n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the following purposes, (i) such number of Common Shares required to pay all dividends payable in Common Shares which the Company by agreement is obligated, or may choose, to pay, (ii) such number of Common Shares as may from time to time be required, at such time, to be issued by the Company upon exercise of all then-exercisable warrants and options to purchase Common Shares or the right to convert other convertible securities into Common Shares, and (iii) such number of its Common Shares as shall from time to time be sufficient to effect the Conversion of all outstanding Series A Preferred Shares. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient in order that it may be validly and legally issue the Common Shares issuable based upon such adjusted Conversion Price.

     (o) Notices. Any notice required by the provisions of this Section 4.2.5 to be given to the holder of the Series A Preferred Shares shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at this address appearing on the books of the Company.

     (p) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred Shares) that may be imposed in respect of the issue or delivery of Common Shares upon conversion of the Series A Preferred Shares.

     (q) No Dilution or Impairment. The Company shall not amend these Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against dilution or other impairment.

     SECTION 4.2.6. STATUS OF PREFERRED SHARES. No Series A Preferred Shares acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue, except for the pledge of such shares upon redemption thereof pursuant to an agreement to which the Company is a party for the purpose of securing repayment of amounts owing with respect to such redemption. In the event of the automatic conversion of the Series A Preferred Shares pursuant to Section 4.2.5(c) hereof, all Series A Preferred Shares (including, without limitation, all authorized but unissued Series A Preferred Shares) shall automatically and without further action by the Company be eliminated from the shares which the Company shall be authorized to issue, and each Series A Preferred Share outstanding upon such conversion shall have the rights set forth in Sections 4.2.5(c) and 4.2.5(d) hereof.

     SECTION 4.3. SERIES B PREFERRED SHARES. The following are statements of the relative powers, preferences, rights and the qualifications, limitations or restrictions of the Series B Preferred Shares.


     SECTION 4.3.1.DEFINITIONS.

     For purposes of this Section 4.3, the following definitions shall apply:


           (a) "Board" shall mean the Board of Directors of the Company.

           (b) "Common Stock Outstanding" means the number of Common Shares outstanding plus the number of Common Shares issuable upon exercise of all outstanding Options and upon conversion of all outstanding Convertible Securities, including the Series B Preferred Shares.

           (c) "Company" shall mean Medirisk, Inc.

           (d) "Convertible Securities" means any indebtedness or shares of capital stock convertible into or exchangeable for Common Shares.

           (e) "Excluded Shares" means (i) Common Shares issued upon conversion of the Series A Preferred Shares, (ii) Common Shares issued upon conversion of the Series B Preferred Shares, (iii) the Common Shares issuable upon the exercise of warrants granted in connection with the issuance and sale by the Company of Senior Subordinated Notes to HealthPlan Services Corporation or its successors or assigns, (iv) Common Shares, Options or Convertible Securities issued to employees, officers, directors or consultants of the Company or its Subsidiaries in transactions approved or pursuant to a plan approved by a majority of the members of the Board of Directors of the Company who are not employees of the Company or any subsidiary of the Company, (v) as to each holder of Series B Preferred Shares, Common Shares which are purchased by such holder, (vi) up to 300,000 Common Shares (as adjusted for all stock dividends, stock splits and combinations) issued upon the exercise of stock purchase warrants originally granted in connection with sales or issuances of Series A Preferred Shares or debt or other securities which are convertible into Series A Preferred Shares, (vii) Common Shares, Options or Convertible Securities issued to sellers of businesses acquired by the Company as full or partial consideration of such acquisition, or (viii) Common Shares issued or issuable with respect to the securities referred to in (i), (ii), (iii), (iv), (v), (vi) or (vii) by way of stock split or stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation, share exchange or other reorganization.

      (f)  "Fair Value" of a Common Share on any specified date means:

           (i) If Common Shares are then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the thirty (30) trading days before such date, excluding any trades which are not bona fide, arm's length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded.

           (ii) If no Common Shares are then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the reported closing bid and asked prices thereof on such date in the over-the-counter market as shown by the National Association of Securities Dealers automated quotation system or, if such shares are not then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the holders of a majority of the outstanding Series B Preferred Shares.

           (iii) If no Common Shares are then listed or admitted to trading on any national exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the fair value of a Common Share shall be as mutually agreed by the Company and holders of a majority of the outstanding Series B Preferred Shares; provided, however that if the Company and such holders are unable to mutually agree upon the fair value, the Company and such holders shall, within five days from the date that either party determines that they cannot agree, jointly retain an investment banking firm, or a nationally recognized accounting firm or other firm providing similar valuation services, satisfactory to each of them. If the Company and such holders are unable to agree on the selection of such a firm within such five day period, the Company and such holders shall, within twenty days after expiration of such five day period, each retain a separate independent investment banking firm (which firm, in either case, shall not be the investment banking firm regularly retained by the Company). If either the Company or such holders fail to retain such an investment banking firm during such twenty day period, then the independent investment banking firm retained by such holders or the Company, as the case may be, shall alone take the actions described below. Such firms shall determine within 30 days of being retained the fair value of a Common Share and deliver their opinion in writing to the Company and to such holders as to the fair value. If such firms cannot jointly agree upon the fair value, then, unless otherwise directed in writing by both the Company and such holders, such firms, in their sole discretion, shall choose another investment banking firm independent of the Company, which firm shall make such determination and render such an opinion as promptly as practicable. In either case, the determination so made shall be conclusive and binding on the Company and the holders of the Series B Preferred Shares. The fees and expenses for such determination made by any and all such investment banking or other firms shall be paid one-half by the Company and one-half by such holders. In the determination of the fair value of a Common Share, there shall not be taken into consideration any premium for shares representing control of the Company.

           (g) "Option" means any right, warrant or option to subscribe for or purchase Common Shares or Convertible Securities.

           (h) "Original Issue Date" for the Series B Preferred Shares shall mean January 8, 1996.

           (i) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned directly or indirectly by the Company or by one or more subsidiaries.

     SECTION 4.3.2. DIVIDENDS.

     (a) The holders of record of the then outstanding Series B Preferred Shares shall be entitled to receive when, as and if declared by the Board, but in any event not prior to the first anniversary of the Original Issue Date, out of the funds legally available therefor, cumulative dividends at the annual rate of 8% per share. Such dividends shall accrue on each Series B Preferred Share from and after the first anniversary of the Original Issue Date, shall accrue from day to day, whether or not earned or declared, and shall be payable in cash. Such dividends will in no event be declared or paid by the Company prior to the payment in full of those certain senior subordinated Promissory Notes issued by the Company pursuant to the Securities Purchase Agreement.

     (b) Subject to the provisions of this Section 4.3.2, the provisions of the Securities Purchase Agreement and the provisions of a Shareholders Agreement among the Company and certain shareholders of the Company, as the same may be amended from time to time, the Company may, in the Board's discretion, declare and pay dividends or distributions, or make provision for the payment thereof, on any equity security of the Company, but only if all accrued dividends and distributions on the Series A Preferred Shares and the Series B Preferred Shares shall have been paid and made in full prior to the date of any such declaration, payment, provision or distribution.

     (c) Notwithstanding anything in the foregoing to the contrary, no dividends shall be declared, paid or distributed, or provision therefor made, on any Common Shares, unless simultaneously therewith there also shall be declared, paid or distributed, or provision therefor made, as the case may be, a dividend or distribution pro rata on each then outstanding Series B Preferred Share to each holder thereof. For purposes of the foregoing, the number of Series B Preferred Shares deemed to be outstanding with respect to each such holder shall be equal to the maximum number of Common Shares into which such holder's Series B Preferred Shares would then be convertible upon exercise of the Conversion Rights described in Section 4.3.5.

     SECTION 4.3.3. LIQUIDATION RIGHTS.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Company, each holder of Series B Preferred Shares then outstanding shall be entitled to be paid out of the net assets of the Company available for distribution to its shareholders prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of the Common Shares, an amount equal to the sum of the following: (i) $7.13 per Series B Preferred Share held by such holder, and (ii) the fair market value, reasonably determined in good faith by the Board, of the evidences of indebtedness, assets and securities referred to in Section 4.3.5(e) hereof to which such holders would have been entitled to receive upon conversion of their Series B Preferred Shares (clauses (i) and (ii), collectively the

"Series B Liquidation Preference"); if upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Shares and the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full aggregate amount of the Series A Liquidation Preference plus the Series B Liquidation Preference, then all of the net assets of the Company available for distribution to its shareholders shall be distributed ratably among the holders of the Series A Preferred Shares and the Series B Preferred Shares in proportion to the then applicable Series A Liquidation Preference with respect to each Series A Preferred Share and the then applicable Series B Liquidation Preference with respect to each Series B Preferred Share.

     (b) Upon the completion of the distribution required by subsection (a) of this Section 4.3.3, if assets of the Company remain to be distributed, each holder of Series B Preferred Shares shall be entitled to be paid out of the remaining assets of the Company, as and when distributed, pro rata with the holders of Common Shares on each Series B Preferred Share deemed to be outstanding. For purposes of the foregoing, the number of Series B Preferred Shares deemed to be outstanding with respect to each such holder shall be equal to the maximum number of Common Shares into which such holder's Series B Preferred Shares would then be convertible upon exercise of the Conversion Rights described in Section 4.3.5.

     (c) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment shall be made, an estimate of the net value that would be received by each such holder if all such holders converted all of their Series B Preferred Shares immediately prior to such liquidation, dissolution or winding up of the Company, and containing a statement of or reference to applicable conversion rights, shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment day stated therein, to each holder of record of the Series B Preferred Shares at such holder's address as shown in the records of the Company.

     (d) Whenever the distribution provided for in this Section 4.3.3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

     SECTION 4.3.4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Shares shall be entitled to vote on all matters upon which holders of Common Shares have the right to vote and, with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company, and shall be entitled to a number of votes equal to the number of Common Shares into which such Series B Preferred Shares could then be converted, upon conversion pursuant to the Conversion Rights described in Section 4.3.5, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Series B

Preferred Shares and Common Shares shall vote together as a single class and not as separate classes.

     SECTION 4.3.5. CONVERSION. The holders of the Series B Preferred Shares shall have the following conversion rights (the "Conversion Rights"):

     (a) Right to Convert. Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, and prior to the closing date for any Public Offering giving rise to an automatic conversion as provided in Section 4.3.5(c), at the office of the Company or any transfer agent for the Series B Preferred Shares or Common Shares, into fully paid and nonassessable Common Shares, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein.

     (b) Conversion Price. Each Series B Preferred Share shall be convertible into the number of Common Shares that results from dividing $7.13 by the conversion price per share (the "Series B Conversion Price") in effect at the time of conversion of such Series B Preferred Share. The Series B Conversion Price for each Series B Preferred Share at the Original Issue Date shall be $7.13 and shall be subject to adjustment from time to time as provided herein.

     (c) Automatic Conversion. Each Series A Preferred Share which remains outstanding on the closing date for a Public Offering (the "Registration Date") shall automatically and without any action on the part of the holder thereof or the Company, except as provided in clause (i) below, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right to convert on the date next preceding the Registration Date; provided, that (i) each holder of Series A Preferred Shares shall have received written notice of the proposed Public Offering at least 30 days prior to the date the registration statement relating to that Public Offering becomes effective, (ii) such conversion shall be effective at the close of business on the Registration Date, and (iii) the Company shall have no obligation to issue and deliver to any such holder of Series A Preferred Shares on such date a certificate for the number of Common Shares to which such holder shall be entitled until such time as such holder has surrendered his certificate or certificates for his Series A Preferred Shares, duly endorsed, at the office of the Company or any transfer agent for the Common Shares, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to Series A Preferred Shares outstanding on the Registration Date shall terminate on such Registration Date, except only the right of the holders of such shares to receive Common Shares upon surrender of their certificates for the Series A Preferred Shares and their rights with respect to unpaid dividends described in
Section 4.3.5(d).

     (d) Mechanics of Conversion; Unpaid Dividends. Before any holder of Series B Preferred Shares shall be entitled to convert the same into Common Shares, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Shares or Common Shares, or (ii) deliver an affidavit in favor of the Company stating that such certificates have been lost, stolen or destroyed and containing an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, and shall give written notice by mail, postage prepaid, to the Company at such office that such holder elects to convert the same and shall state therein the number of Series B Preferred Shares being converted and the name or names in which the certificate or certificates for Common Shares to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares. All dividends accrued and unpaid prior to surrender of Series B Preferred Shares surrendered for conversion shall constitute a debt of the Company payable to the converting shareholder in cash upon surrender of the Series B Preferred Shares for conversion, and no dividend or other distribution shall be paid on, declared or set apart for any Common Shares until such debt is fully paid or sufficient funds set apart for the payment thereof.

     (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision or combination of any outstanding Common Shares, the Series B Conversion Price then in effect immediately before that subdivision or combination shall be proportionately adjusted by multiplying the then effective Series B Conversion Price by a fraction, (i) the numerator of which shall be the number of Common Shares issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of Common Shares issued and outstanding immediately after such subdivision or combination. The number of Common Shares outstanding at any time shall, for the purposes of this Section 4.3.5(e), include the number of Common Shares into which any convertible securities of the Company may be converted, or for which any warrant, option or rights of the Company may be exchanged. Any adjustment under this Section 4.3.5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash), or (iii) securities of the Company other than Common Shares, then and in each such event provision shall be made so that the holders of Series B Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of Common Shares into which their Series B Preferred Shares could then have been converted.

     (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Shares issuable upon the conversion of the Series B Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.3.5), then and in each such event the holder of each Series B Preferred Share shall have the right thereafter to convert each such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of Common Shares into which such Series B Preferred Shares could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (h) Reorganization, Mergers, Consolidations or Sales of Assets or Capital Stock. If at any time or from time to time there shall be (i) a capital reorganization of the Common Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.3.5) or (ii) a merger, consolidation or statutory share exchange of the Company with or into another corporation in which consolidation, merger or statutory share exchange persons owning capital stock of the Company immediately prior to the consolidation, merger or share exchange own less than a majority of the voting stock of the resulting, surviving or exchanging corporation, or (iii) the sale of all or substantially all the Company's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation, share exchange or sale, provision shall be made so that the holders of the Series B Preferred Shares shall thereafter be entitled to receive, upon conversion of the Series B Preferred Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, share exchange or sale, to which a holder of the maximum number of Common Shares into which such Series B Preferred Shares would then be converted would have been entitled on such capital, reorganization, merger, share exchange, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section
4.3.5 with respect to the rights of the holders of the Series B Preferred Shares after the reorganization, merger, share exchange, consolidation or sale to the end that the provisions of this Section 4.3.5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

     (i) Change in Series B Conversion Price Upon Issuance of Securities. If the Company issues or sells any Common Shares, other than Common Shares Outstanding on the Original Issue Date of the Series B Preferred Shares and Excluded Shares, or issues any Convertible Security or Option entitling the issuee to acquire Common Shares for a consideration per share less than the Fair Value in effect immediately prior to the time of such issuance or sale, then the Series B Conversion Price shall be reduced to the lower of the following:

     (I) the price determined by dividing (i) an amount equal to the sum of (x) the Common Shares Outstanding immediately prior to such issuance or sale multiplied by the then current Series B Conversion Price, plus (y) the aggregate consideration, if any, received by the Company upon such issuance or sale, by (ii) the Common Shares Outstanding immediately after such issuance or sale; or

     (II) the price determined by multiplying the then current Series B Conversion Price by a fraction (i) the numerator of which shall be the sum of
(A) the Common Shares Outstanding immediately prior to such issuance or sale, plus (B) the number of Common Shares that the aggregate consideration, if any, received by the Company upon such issuance or sale would purchase at the Fair Value on the date of such issuance or sale and (ii) the denominator of which shall be the Common Shares Outstanding immediately after and giving effect to such issuance or sale.

     For the purposes of this Section 4.3.5(i), the following provisions shall also be applicable:

     (i) Cash Consideration. If the Company issues the Common Shares, Option or Convertible Security for cash, the consideration received by the Company therefor (or, if such shares are offered by the Company for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), after deducting therefrom any reasonable compensation or discount paid or allowed to underwriters or dealers or others performing similar services but without deducting therefrom any reasonable expenses incurred in connection therewith, shall be deemed to be the consideration received by the Company for such shares.

     (ii) Non-Cash Consideration. If the Company issues (other than upon conversion or issuance of a Convertible Security) the Common Shares, Option or Convertible Security for a consideration wholly or partially other than cash, including services rendered, the fair value of such consideration, as determined by the Board of Directors of the Company in good faith shall be deemed to be the value, for purposes of this Section 4.3.5(i), of the consideration other than cash received by the Company for such securities except that any Common Share, Option or Convertible Security issued for services shall be deemed to be issued for no consideration.

     (iii) Options and Convertible Securities. If the Company issues or grants any Option or any Convertible Security, and the inclusion thereof in the calculation of an adjusted Series B Conversion Price pursuant to this Section 4.3.5(i) would result in a Series B Conversion Exercise Price lower than if excluded, the total maximum number of Common Shares issuable upon the exercise of such Option or upon conversion or exchange of the total maximum amount of such Convertible Security outstanding at the time such Convertible Security first becomes convertible or exchangeable shall be deemed to be issued and to be outstanding for the purposes of this Section 4.3.5(i) as of the date of issue or grant of such Option or, in the case of the issue or sale of a Convertible Security other than where the same is issuable upon the exercise of an Option, as of the date of such issue or sale and to have been issued for the sum of the amount (if any) paid for such Option or Convertible Security and the amount (if any) payable upon the exercise of such Option or upon conversion or exchange of such Convertible Security at the time such Convertible Security becomes convertible or exchangeable. If the inclusion thereof would not result in a Series B Conversion Price lower than if excluded, or if, at the time of exercise, the Series B Conversion Price which would result from deeming such an Option or Convertible Security to have been issued on the date of exercise is lower than that which resulted from adjustment of the Exercise Price at the time of issuance, such Option or Convertible Security shall not be deemed to be issued until the close of business on the date of exercise, conversion or exchange and issuance of Common Shares pursuant thereto.

     (iv) Reclassification. The reclassification of securities other than Common Shares into securities including Common Shares shall be deemed to involve the issuance for a consideration other than cash of such Common Shares at the close of business on the date fixed for the determination of stockholders entitled to receive such Common Shares.

     (j) Change in Exercise Price or Conversion Rate of Option or Convertible Securities.

     (i) Not Due to Dilution. If the purchase price provided for in any Option, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Shares changes at any time (other than under or by reason of provisions designed to protect against dilution), the Series B Conversion Price in effect at the time of the change shall be readjusted to the Series B Conversion Price that would have been in effect at such time had such Option or Convertible Security still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

     (ii) Due to Dilution. If the purchase price provided for in any Option, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Shares is reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Series B Conversion Price then in effect hereunder shall, upon issuance of such Common Shares, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the Common Shares delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and Common Shares.

     (k) Termination of Option or Conversion Rights. If any right to purchase Common Shares under any Option or any right to convert or exchange any Convertible Security terminates or expires, the Series B Conversion Price then in effect shall, upon such termination, be changed to the Series B Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Shares thereunder shall no longer be deemed to be Common Shares Outstanding.

     (l) Successive Changes. The provisions of this Section 4.3.5 shall apply to successive issuances, dividends or other Distributions, subdivisions and combinations on or of Common Shares after the Original Issue Date of the Series B Preferred Shares.

     (m) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Conversion Price for the number of Common Shares or other securities issuable upon conversion of the Series B Preferred Shares, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accounts then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series B Preferred Shares at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the consideration received or to be received by the Company for any Common Shares issued or sold or deemed to have been issued or sold after the Original Issue Date of the Series B Preferred Shares that are not Excluded Shares, (ii) the Series B Conversion Price at the time in effect for each series of the Series B Preferred Shares, and (iii) the number of Common Shares and the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Shares.

     (n) Certain Other Actions Prohibited. The Company shall not by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Shares set forth in this Section 4.3, but shall at all times in good faith assist in the carrying out of all of the such terms and shall take all such reasonable action as required to protect the conversion privilege of the holders of Series B Preferred Shares against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of the Common Share above the Series B Conversion Price, (ii) shall take all such actions as may be necessary or appropriate under local, state or federal laws of the United States of America in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion exercise of all Series B Preferred Shares from time to time outstanding and
(iii) shall not
take any action which results in any adjustment of the Series B Conversion Price if the total number of Common Shares or other securities issuable after the action upon the conversion of all of the Series B Preferred Shares would exceed the total number of Common Shares or other securities then authorized by the Company's Articles of Incorporation and available for the purpose of issue upon such exercise.

     (o) Notices of Record Date. In the event of (i) any taking by the company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets or capital stock of the company to any other corporation, entity or person, or any voluntary of involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of Series B Preferred Shares at least 30 days prior to the record date specified therein, a notice specifying
(A) the date of on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution,
(B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, share exchange, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Shares (or other securities) shall be entitled to exchange their shares of Common Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, share exchange, dissolution, liquidation or winding up.

     (p) Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series B Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Value of one Common Share on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series B Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

     (q) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the following purposes, (i) such number of Common Shares required to pay all dividends payable in Common Shares which the Company by agreement is obligated, or may choose, to pay, (ii) such number of Common Shares as may from time to time be required, at such time, to be issued by the Company upon exercise of all then-exercisable warrants and options to purchase Common Shares or the right to convert other convertible securities into Common Shares, and (iii) such number of its Common Shares as shall from time to time be sufficient to effect the Conversion of all outstanding Series B Preferred Shares. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued

Common Shares to such number of shares as shall be sufficient in order that it may be validly and legally issue the Common Shares issuable based upon such adjusted Conversion Price.

     (r) Notices. Any notice required by the provisions of this Section 4.3.5 to be given to the holder of the Series B Preferred Shares shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at this address appearing on the books of the Company.

     (s) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series B Preferred Shares) that may be imposed in respect of the issue or delivery of Common Shares upon conversion of the Series B Preferred Shares.

     SECTION 4.3.6. STATUS OF PREFERRED SHARES. No Series B Preferred Shares acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue, except for the pledge of such shares upon redemption thereof pursuant to an agreement to which the Company is a party for the purpose of securing repayment of amounts owing with respect to such redemption. In the event of the automatic conversion of the Series B Preferred Shares pursuant to Section 4.3.5(c) hereof, all Series B Preferred Shares (including, without limitation, all authorized but unissued Series B Preferred Shares) shall automatically and without further action by the Company be eliminated from the shares which the Company shall be authorized to issue, and each Series B Preferred Share outstanding upon such conversion shall have the rights set forth in Sections 4.3.5(c) and 4.3.5(d) hereof.

     SECTION 4.4. PREFERRED STOCK.

     SECTION 4.4.1. SERIES OF PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

     SECTION 4.4.2. DESIGNATION AND RIGHTS OF PREFERRED STOCK. The Board of Directors of the Corporation shall have authority by resolution to cause to be created one or more series of Preferred Stock and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

     (a) The distinctive designation of the series and the number of shares that will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

     (b) The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative and, if so, from what date or dates;

     (c) Whether or not the shares of the series will be redeemable and, if so, the price or prices at which, and the terms and conditions upon which, the shares of the series may be redeemed at the option of the Corporation or the holder;

     (d) Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

     (e) Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustment thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (f) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

     (g) Whether or not the shares will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

     (h) Whether the series will have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights; and

     (i) Any other preferences, qualifications, privileges, options or other relative or special rights and limitations of that series.

     SECTION 4.4.3. PAYMENT OF DIVIDENDS. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors of the respective series, and no more, before dividends shall be declared and paid, or set apart for payment on Common Stock with respect to the same dividend period.

     SECTION 4.4.4. LIQUIDATION OF THE CORPORATION. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order of priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor the consolidation of the Corporation into or with any other corporation nor a sale, transfer or lease of all or part of its assets will be deemed a liquidation, dissolution or winding-up of the Corporation within the meaning of this paragraph except to the extent specifically provided for in the resolution or resolutions providing for the issue of the series of Preferred Stock.

     SECTION 4.4.5. OTHER PROVISIONS REGARDING PREFERRED STOCK. The Corporation may, at the option of its Board of Directors, if so provided in the resolutions providing for its issue, redeem all or part of the shares of any series of Preferred Stock upon the terms and conditions fixed for such series. Except as otherwise provided by law, as otherwise provided herein, or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

     SECTION 4.4. COMMON SHARES. The following are statements of the relative powers, preferences, rights and the qualifications, limitations or restrictions of the Common Shares.

     Each Common Share shall have one vote upon all matters to be voted on by the holders of Common Shares. Each Common Share shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any series of Preferred Shares, in all assets of the corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, or upon any distribution of the asset of the corporation.

                                   ARTICLE V

                           INITIAL BOARD OF DIRECTORS

     The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and address of the person who is to serve as the sole director of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified are as follows:

             Mark A. Kaiser
             Medirisk, Inc.
             Two Piedmont Center, Suite 400
             3565 Piedmont Road, N.E.
             Atlanta, Georgia 30305-1502.

                                   ARTICLE VI

                                INDEMNIFICATION

     SECTION 6.1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

     (a) that he or she is or was a director or officer of the Corporation, or

     (b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation attorneys' fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The persons indemnified by this Article VI are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of such other enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Bylaws or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee (but this prohibition shall not apply to a counterclaim, cross-claim or third-party claim brought by the indemnitee in any proceeding) unless such proceeding (or portion thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI: (i) shall be a contract right; (ii) shall not be affected adversely to any indemnitee by any amendment of this Certificate of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

     SECTION 6.2. RELATIONSHIP TO OTHER RIGHTS AND PROVISIONS CONCERNING INDEMNIFICATION. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VI.

     SECTION 6.3. AGENTS AND EMPLOYEES. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to any person who is or was a director, officer, employee or agent of any of the Corporation's affiliates, or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article VI in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

                                  ARTICLE VII

                      LIMITATION ON LIABILITY OF DIRECTORS

     No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                  ARTICLE VIII

                                   COMPROMISE

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

              AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and
(b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In furtherance of any not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter, change or repeal, in whole or in part, the Bylaws of the Corporation.

                                   ARTICLE X

                                  SEVERABILITY

     In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Article, Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

                                   ARTICLE XI

                                  INCORPORATOR

     The name and mailing address of the incorporator is as follows:

                              Douglas B. Chappell
                                 Alston & Bird
                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia  30309-3424


     IN WITNESS WHEREOF, the undersigned executes this Certificate of Incorporation this ___ day of August, 1996.


                                                        ----------------------
                                                        Douglas B. Chappell
                                                        Incorporator

                           CERTIFICATE OF AMENDMENT
                                      OF
                       CERTIFICATE OF INCORPORATION OF
                                MEDIRISK, INC.


        Medirisk, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.3.5 therefrom in its entirety and inserting in lieu thereof the following:

                (c) Automatic Conversion. Each Series B Preferred Share which remins outstanding on the closing date for a Public Offering (the "Registration Date") shall automatically and without any action on the part of the holder thereof or the Company, except as provided in clause
        (i) below, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right to convert on the date next preceding the Registration Date; provided, that (i) each holder of Series B Preferred Shares shall have received written notice of the proposed Public Offering at least 30 days prior to the date the registration statement relating to that Public Offering becomes effective, (ii) such conversion shall be effective at the close of business on the Registration Date, and (iii) the Company shall have no obligation to issue and deliver to any such holder of Series B Preferred Shares on such date a certificate for the number of Common Shares to which such holder shall be entitled until such time as such holder has surrendered his certificate or certificates for his Series B Preferred Shares, duly endorsed, at the office of the Company or any transfer agent for the Common Shares, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to Series B Preferred Shares outstanding on the Registration Date shall terminate on such Registration Date, except only the right of the holders of such shares to receive Common Shares upon surrender of their certificates for the Series B Preferred Shares and their rights with respect to unpaid dividends described in Section 4.3.5(d).

        2. The foregoing amendment required the approval of the Board of Directors and sole stockholder of the Corporation, which approval was obtained by unanimous written consent effective as of August 26, 1996.


        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 18th day of September 1996 and affirms, under penalties of perjury, that the information set forth herein is true and correct.


                                        MEDIRISK, INC.


                                        By: /s/
                                           ---------------------------
                                        Title:  CEO
                                              ------------------------


                                     -2-